Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132854) pertaining to the Western Refining Long-Term Incentive Plan of Western Refining, Inc. of our reports dated February 29, 2008, with respect to the consolidated financial statements of Western Refining, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Western Refining, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Dallas, Texas
February 29, 2008